EXHIBIT 99.1

News

MGE Energy Increases Dividend for 47th Consecutive Year

Madison, Wis., Aug 19, 2022—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE), today increased the regular quarterly dividend rate approximately 5% to $0.4075 per share on the outstanding shares of the company's common stock. The dividend is payable Sept. 15, 2022, to shareholders of record Sept. 1, 2022. This raises the annualized dividend rate by 8 cents from $1.55 per share to $1.63 per share.

"Today's dividend increase marks the company's 47th consecutive year of increasing its dividend, an accomplishment that everyone at MGE Energy can be proud of. We recognize the importance of dividend growth to the overall shareholder value proposition," Chairman, President and CEO Jeff Keebler said. "We continue to move forward in our clean energy transition to achieve our goals of net-zero carbon emissions by 2050 and carbon reductions of at least 80% by 2030. Today's action by our board demonstrates the continued strength and resilience of MGE Energy's long-term business strategy in building your community energy company for the future."

MGE Energy has increased its dividend annually for the past 47 years and has paid cash dividends for more than 110 years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 159,000 customers in Dane County, Wis., and purchases and distributes natural gas to 169,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com